Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Village Super Market, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 2-86320, No. 333-172673 and No. 333-57315) on Form S-8 of Village Super Market, Inc. of our report dated October 8, 2014, with respect to the consolidated balance sheets of Village Super Market, Inc. and subsidiaries as of July 26, 2014 and July 27, 2013, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for the years ended July 26, 2014, July 27, 2013 and July 28, 2012, and the effectiveness of internal control over financial reporting as of July 26, 2014, which report appears in the July 26, 2014 annual report on Form 10-K of Village Super Market, Inc.

/s//s/ KPMG LLP
Short Hills, New Jersey
October 8, 2014